As filed with the Securities and Exchange Commission on	Registration No. 333-70836

==================================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
------------------------

FORM SB-2/A-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VMH VIDEOMOVIEHOUSE.COM INC.
(Name of small business issuer in its charter)

British Columbia	7841	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
VMH VIDEOMOVIEHOUSE.COM INC. #27 - 2337 Townline Road Abbotsford, British Columbia Canada V2T 6G1 (604) 852-1806	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

==================================================================================

CALCULATION OF REGISTRATION FEE

Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Shares of Common Stock:	14,400,000	$0.0307	$442,483	$110.62

[1] The filing fee is based upon the book value of the assets.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus

VMH VideoMovieHouse.com Inc.

SPIN-OFF OF APPROXIMATELY 14,400,000 SHARES OF COMMON STOCK

This prospectus is being furnished in connection with the spin-off by First American Scientific Corp. to holders of its shares of common stock, shares of common stock of VMH VideoMovieHouse.com Inc.

Shares of our common stock will be distributed to holders of First American Scientific common stock or record as of the close of business on June 30, 2002, which will be the record date. Each such holder will receive one share of our common stock for every ten shares of First American common stock held on the record date. The spin-off will be effective at 11:00 a.m. EDT on August 9, 2002. Share owners will not receive cash in lieu of fractional shares, but fractional shares will be rounded up to the next whole share.

On September 20, 2001, we split our shares on the basis of 13,234,500 for 1. On December 20, 2001, we amended the split to a 14,000,000 for 1 basis. On March 30, 2002, we again amended the split to a 14,400,000 for 1 basis. The one share was outstanding was registered in the name of First American Scientific Corp. Currently 14,400,000 shares are owned by First American Scientific Corp. and those shares will be spun-off to its shareholders.

No shareowner approval of the spin-off is required or sought. Nevada law does not require First American Scientific Corp. shareholder approval of the spin-off. There is no current trading market for our common stock. First American Scientific Corp. shareholders will qualify for non-recognition of gain after the spin-off.

In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise

The date of this prospectus is July 9,, 2002.

SUMMARY

The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our company stock discussed under "Risk Factors" and our financial statements.

We describe in this prospectus our business. Following the spin-off, we will be an independent company, and First American Scientific Corp. will not have any stock ownership interest in us.

Our Business

We sell videos, digital video disks - DVDs and compact disks - CDs over the Internet. We plan to rent videos, DVDs and CDs in the future, but we are not doing so at the present time.

Our offices are located at #27 - 2337 Townline Road, Abbotsford, British Columbia, Canada V2T 6G1, telephone (604) 852 -1806. Our fiscal year end is June 30.

We are operating as a going concern. As of March 31, 2002 our net loss was $142,017 and our revenues were $804,704. As of June 30, 2001 our net loss was $23,152 and our revenues were $7,122.

The Spin-Off

Following is a brief summary of this distribution:

Distributing Company

First American Scientific Corp., a Nevada corporation is engaged in the business of manufacturing and marketing a kinetic energy system which disintegrates various materials such as wood waste, mineral waste, rock, rubber and glass.

Distributed Company	VHM VideoMovieHouse.com Inc. is engaged in the business of selling and renting videos, DVDs and CDs over the Internet.
Distribution Ratio

Each holder of ten shares of First American Scientific will receive one share of our common stock. The shares of our common stock spun-off will constitute all of the outstanding shares of our common stock immediately after the distribution.

Fractional Shares	Fractional shares will not be distributed. Each fractional share will be rounded up to the next whole share.
Record Date	The record date is June 30, 2002.
Distribution Date	July 15, 2002

Distribution Agent, Transfer Agent and Registrar for the Shares	Pacific Stock Transfer Company will be our distribution agent, transfer agent and registrar for our shares.
Federal Income Tax Consequences of the Distribution	There will be tax consequences to First American Scientific Corp. but not to shareholders of First American Scientific who receive shares in the spin-off.
There is no Public Trading Market for the Common Stock

There is no public market for our common stock. Accordingly, after the distribution, our shares of common stock will not be publicly traded and there is no assurance a public market will develop in the future.

Relationship Between First American Scientific and Us After the Distribution	Following the distribution, we will be an independent company and First American Scientific will have no stock ownership or interest in us.
Post-Distribution Dividend Policy

We do not anticipate paying any dividends on our common stock in the foreseeable future. The payment and amount of dividends by us after the distribution, however, will be subject to the discretion of our board of directors.

Risk Factors	Shareowners should carefully consider the matters discussed under "Risk Factors."

Summary Historical and Pro Forma Financial Information

The following table sets forth our summary historical and pro forma financial information derived from our audited combined financial statements for the fiscal years ended June 30, 2001 and June 30, 2000 and our reviewed statements for the period ending March 31, 2002. Such summary financial information may not be indicative of our future performance as an independent company. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included herein.

	Quarter Ended March 31, 2002 (Unaudited)		Fiscal Year Ended June 30, 2001 Audited		Fiscal Year Ended June 30, 2000 Audited
Statement of Income: Revenues Cost of goods sold Gross profit Expenses Net loss	$ $ $ $ $	804,704 510,354 294,350 436,367 (142,017)	$ $ $ $ $	7,122 2,900 4,222 27,374 (23,152)	$ $ $ $ $	-0- -0- -0- -0- -0-
Balance Sheet Information: Total assets Total liabilities Total stockholders' equity	$ $ $	459,254 146,489 313,365	$ $ $	440,756 7,374 433,282	$ $ $	321,659 -0- 321,659

THE SPIN-OFF

General

The board of directors of First American Scientific Corp. has approved the spin-off of shares of our common stock to the holders of First American Scientific common stock. In the spin-off, each holder of First American Scientific common stock will receive as a dividend one share of our common stock for every 10 shares of First American Scientific common stock held on June 30, 2002 which will be the record date.

Manner of Effecting the Spin-Off

Certificates for our shares will be distributed by our transfer agent, Pacific Stock Transfer Company not later than thirty days from the date of this prospectus. Fractional shares will not be issued. Fractional shares will be rounded up to the next whole share. Certificates will be mailed to shareholders of record.

Reasons for the Distribution

First American Scientific's board of directors has determined that separation of our business from First American Scientific's business is in the best interest of First American Scientific and its shareholders. The separation will allow us to focus greater management attention and resources on opportunities for our business in the sale and rental of videos, DVDs and CDs. First American Scientific will similarly benefit by being able to focus on its development, manufacturing and marketing of its disintegration systems.

In deciding how to achieve First American Scientific's business purpose of separating our business from First American Scientific's, First American Scientific determined that a spin-off of our business was the only transaction that would be nontaxable, practical and not unduly expensive.

Further, because First American Scientific and our business are totally unrelated to one another and have different growth characteristics, customers, distribution channels and technology, First American Scientific's management believes that each company will inherently be more successful concentrating on its specialized field of endeavor.

Interests of Persons in the Distribution

Calvin Kantonen our current President and a director is also CFO and Chairman of the Board of Directors of First American Scientific. Upon the distribution or our shares, Mr. Kantonen will resign as our President and as a member of our board of directors. Mr. Steven Gaspar will replace Mr. Kantonen as our sole officer and director.

Assumption of First American Scientific Debts

We will not be assuming any of First American Scientific's debts.

Federal Income Tax Consequences of the Distribution

We believe that the spin-off will qualify as a tax free transaction to the shareholders of First American Scientific Corp. under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended. However, pursuant to Sections 367 thereof, First American Scientific Corp. will recognize taxable gain on shares distributed to its stockholders. The amount of gain will be the difference between the fair market value of the shares on the date of transfer minus the cost basis of the shares as reflected on First American's balance sheet.

Listing and Trading of our Common Stock

Upon the distribution of shares of common stock, there will be no public market for our shares. We will endeavor to have our shares listed for trading on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that we will be successful in our endeavor and it is possible that our shares will never trade anywhere.

RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this prospectus in evaluating us and our common stock.

Risks Associated with Our Company:

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we may have to suspend or cease operations if we do not generate sufficient revenues to support our plan of operation..

2. We lack an operating history and have losses which we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

We began operating in 2001. We have limited revenues. Our net loss since beginning operations is $203,632. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*     our ability to maintain a source of videos, DVDs and CDs.
*     our ability to generate revenues
*     our ability to reduce our operational costs.

Based upon current plans, we expect to incur operating losses in future periods. We anticipate the losses to be in the neighborhood of $40,000. This will happen because our expenses of operation exceed our operational revenues. We believe our current net assets will fund existing operations until November 1, 2002. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business. See "Managements Discussion and Analysis and Plan of Operation.

3. Because we may be unable to make the change necessary to operate as a stand-alone business we may have to cease operation.

Following the spin-off, First American Scientific, our parent corporation, will have no obligation to provide us with financial assistance. As a result, if we are unable to operate profitably in the future and are unable to obtain financial assistance from First American Scientific, we may have to cease operations.

4. If we don't raise additional capital we may go out of business.

We are in the very early stage of development and need additional capital in order to maintain our operations. If we are unable to raise additional capital we may have to suspend operations until we do or go out of business.

5. Because we have not conducted any market research, we are not sure of the demand for our products.

We have not conducted any market research. As such, we are not sure that there is sufficient demand for our videos, DVDs and CDs. If there is not sufficient demand for our products, it is possible that we may never make a profit. If we do not make a profit in the foreseeable future, we will cease operations. If that happens, your stock will be worthless.

6. Because we are small and do not have much capital, we must limit our operations.

Because we are small and do not have much capital, we must limit our operations. Because we must limit our operations, it will be more difficult to generate revenues and generate a profit. If we do not make a profit in the foreseeable future, we will cease operations.

Risks associated with this distribution:

7. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

8. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

CAPITALIZATION

The following table sets forth combined capitalization as of March 31, 2002, on a historical and pro forma basis, to give effect to the spin-off. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and the financial statements and notes thereto included elsewhere in this prospectus. We approved a 13,234,500-for-1 stock split on September 20, 2001 and amended the stock split to 14,000,000-for-1 on December 20, 2001. On March 30, 2002, we again amended the stock split to 14,400,000-for-1.

As of March 31, 2002

Shareowners' Equity	200,000,000
Common stock, no par value per share, 1 share authorized, issued and outstanding As of March 31, 2002, 14,400,000 shares	14,400,000
Common stock, no par value	$516,997
Total shareowners' equity	$313,365
Total capitalization	$313,365

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public trading market for our shares of common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. Currently, one share of common stock is outstanding. The one share is a restricted security. The one share is owned by our parent company, First American Scientific Corp.

We have no proposed symbol for listing on the OTC bulletin board and we do not have a market maker for our shares.

No cash dividends have been declared by us since our inception or any period subsequent to the date of our financial statements on March 31, 2002.

BUSINESS

General

We were incorporated in the province of British Columbia on August 24, 1989 as Flamingos Beach Resort, Inc. In August 1999, we changed our name to VMH VideoMovieHouse.com Inc. and become operational on May 15, 2001. We sell videos, Digital Video Disks - DVDs and Compact Disk - CDs on the Internet.

From incorporation in August 1989 until August 1999, the Company's only operation consisted of developing an Internet web-site. The web-site was developed by Mr. Kantonen, our President and with the assistance of Mr. Gaspar, our soon to be president. When we were sold to First American Scientific Corp. our only activity was the development of the Internet web-site. After the sale to First American Scientific we

*     improved the web-site
*     added 20,000 titles with cross-indexing to the data basis
*     improved graphics and site interactivity
*     began the broadcast a full length feature on demand
*     designed a sales/inventory tracking software
*     set up a full warehouse with 12,000 video tapes/DVDs in inventory
*     established a secure site credentials for credit care purchases
*     established accounts with suppliers
*     established a computerized tracking system for orders
*     launched the web site for full operation

Operating Concept

We purchase new and used videos, DVDs and CDs at wholesale costs and resell them in our on line Internet store. Our web site is www.videomoviehouse.com. Our objective is acquire videos, DVDs and CDs from suppliers based upon customer orders, thereby limiting the amount of product held in inventory. Because of customer demand for our tapes, DVDs, and CDs, we have enlarged our inventory in order to meet the demand for our tapes, DVDs and CDs. The following sets for the price range for our new and used video tapes, DVDs, and CDs.

	New	Used
Video Tapes	$9.99 - $69.99	$2.99 - $29.99
DVDs	$11.99 - $39.99	$8.99 - $19.99
CDs	$11.99 - $29.99	$8.99 - $19.99

Convenient Shopping Experience.

Our online store provides customers with an easy-to-use web site. The web site is available 24 hours a day, seven days a week and may be reached from the shopper's home or office. Our online store enables us to deliver a broad selection of products to customers in rural or other locations that do not have convenient access to physical stores. We also make the shopping experience convenient by categorizing our products into easy-to-shop departments. With respect to videos and DVDs we have categories of adventure, drama, comedy and sexually explicit. With respect to CDs we have categories of pop, rock, classical and country and western.

Customer Service

We provide a customer service department via e-mail where consumers can resolve order and product questions. Furthermore, we insure consumer satisfaction by offering a money back guaranty.

Shopping at the Online Store

We believe that the sale of videos, DVDs and CDs on the Internet can offer attractive benefits to consumers. These include enhanced selection, convenience, quality, ease-of-use, depth of content and information, and competitive pricing. Key features of our online store include:

Browsing

Our online store offers consumers with a several subject areas and special features arranged in a simple, easy-to-use format intended to enhance product selection. By clicking on a category names, the consumer moves directly to the home page of the desired category and can view promotions and featured products.

Selecting a Product and Checking Out.

To purchase products, consumers simply click on the "add to cart" button to add products to their virtual shopping cart. Consumers can add and subtract products from their shopping cart as they browse around our online store, prior to making a final purchase decision, just as in a physical store. To execute orders, consumers click on the "checkout" button and, depending upon whether the consumer has previously shopped at our online store are prompted to supply shipping details online. We also offer consumers a variety of gift wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, consumers are shown their total charges along with the various options chosen at which point consumers still have the ability to change their order or cancel it entirely.

Paying

To pay for orders, a consumer must use a credit card, which is authorized during the checkout process, but which is charged when the customer's items are shipped from our distribution facility. Our online store uses a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by its consumers. We also offer our customers a money-back return policy.

Our Internet Technology

Our Internet software is proprietary and not protected by any patents. As such, a competitor could copy it and start operations identical to ours.

Source of Videos, DVDs and CDs

We sell both new and used videos, DVDs and CDs. Our new videos, DVDs and CDs are purchased from a number of sources, including Video One, ETD Distributors, C&L Distributors, Costco Wholesale Division. Used videos, DVDs and CDs are purchased from video, DVD and CD rental outlets. The used rental videos , DVDs and CDs are sold on the website as used videos, DVDs and CDs.

Rental outlets generally inventory a large number of products when the products are first made available to the public. New products are generally made available on a weekly basis. When this occurs demand is extremely high. When new products become available the next week, demand for the previous week's products drop. As time passes, demand for a previously released product continues to drop. To make way for new weekly products, it is necessary for the rental outlets to dispose of a large portion of its rental inventory. It does this by selling a small amount of its inventory to retail customers and disposing of most of its inventory to companies, such as ours, that will rerent or resell the products at a lower price. In order to induce companies such as ours to buy the products, most rental outlets are willing to sell the excessive inventory in bulk below their initial cost. This price is substantially below the price at which the products are sold to the public at the rental outlets.

We purchase product based upon orders we have already received. A portion of the purchase price, between 65% and 75%, is used to acquire the video, DVD or CD requested by the customer. Mark-ups on new products range from 15% to 30%, while mark-ups on used products can run as high as 200% depending upon the scarcity of titles and the prudence of the purchaser. In the case of rentals, the third rental charge will generally be sufficient to pay the cost of acquiring a used copy.

At the present time we do not rent our products. We have made plans for rentals when we believe it is economically feasible to do so. Economic feasibility is dependent upon the cost of band width and the speed at which movies can be downloaded or streamed. We do not intend to rent the physical video, DVD or CD, but rather, we plan to stream the movie to the customers television as is currently done by cable companies and studios. In order to stream the movie to a viewer, additional equipment will have to be acquired as well as a license from the producer of the particular movie. There is no assurance that we will ever be able to implement this plan.

We purchased our initial inventory of 8,000 used videos from Movies, Movies which was owned by Messrs Kantonen and Gaspar at a price of $4.00 per tape. Movies, Movies has no remaining inventory so we will not be purchasing any additional videos, DVDs or CDs from it. Other sources for new and used videos, DVDs and CDs is extensive and in the event one or more sources discontinues transacting business with us, we will not suffer any adverse affect. No one source accounts for 10% or more of our inventory.

Competition

We compete with distributors, wholesalers and retailers of videos, DVDs and CDs. As such competition is intense and many, if not most sellers, have more capital than we do.

Further, the fact that we have an Internet store does not make us unique. Wholesalers and retailers have saturated in the Internet market. If you are not on the Internet, you are not in tune with current advertising practices. As such, the electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. There is no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. The failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

Marketing

Currently we only advertise on our web site. In the future, we plan to advertise our products in newspapers, radio and television commercials, magazines, brochures and e-mails in the British Columbia geographical area. As of the date of this prospectus, we have expanded our advertising to these additional mediums. We also utilize inbound links that connect directly to the our website from other sites. Our links are set up with Yahoo Warehouse, Amazon and Half.com. We have no written agreements with search engines, community, and affinity sites, other than Half.com and Amazon, accordingly, our relationships therewith are non-contractual, with the exception of Half.com. and Amazon. Potential customers can simply click on these links to become connected to the our website from search engines and community and affinity sites. We advertise to sell, but not purchase, used videos, DVDs and CDs on all of the web sites.

Insurance

We maintain insurance in such amounts and covering such losses, contingencies and occurrences as we deem adequate to protect us. The principal type of insurance includes a comprehensive liability policy covering legal liability for bodily injury or death of persons, and for damage to property owned by, or under our control, as well as damage to the property of others.

Employees and Employment Agreements

At present, we have five full-time employees and two part-time employees. We have no employment agreements with any officers, directors or employees. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

Our Offices

We lease 3,000 square feet of office and warehouse space located at #27 - 2337 Townline Road, Abbotsford, British Columbia, Canada V2T 6G1. Our telephone number is (604) 852-1806. We lease our offices from Seimens Enterprises Ltd pursuant to a written three year lease agreement. Our monthly rental is $650.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are start up company and are now generating revenue from sales of new and used video cassette tapes over the internet. The web site has been in full operation for approximately nine months and sales have been growing steadily. However, we lack a long term operating history and are still incurring operating losses. If these operating losses continue over an extended period of time, we may not have sufficient capital to meet our ongoing expenses, and may have to cease operations. We are continually developing a market strategy to increase sales and cashflows.

Our auditors have issued a going concern opinion. This means that they are uncertain as to us being able to continue as an on-going business for the next twelve months. This is because our expenses still exceed revenues. Accordingly, we must raise cash from sources other than revenue in order to meet our ongoing financial obligations. We are aware of this, and are considering all our options.

We lack an operating history and have losses which we expect to continue into the future. If the losses continue, we will have to suspend operations or cease operations.

Liquidity and Capital Resources

We have a balance sheet with positive working capital, Current assets as of March 31, 2002 were $146,232 and current liabilities were $85,796, (excluding related party loans) providing a working capital ratio of 1.7 to 1. This compares to a working capital ratio of 2.1 to 1 on December 31, 2001. We now employ 14 full and part time staff members and are open for business 24 hours per day.

As of March 31, 2002, we had $ 30,495 cash on hand and accounts receivable of $ 42, 183. This compares to $ 18,120 cash on hand, and accounts receivable of $ 50,045 on December 31, 2001 Accounts receivable are from merchant VISA sales and are usually collected within 15 days. The company produced a positive cash flow this quarter. If current sales levels are sustained, we should have sufficient capital to maintain our operations in the short term, but we will still need to raise additional capital to stabilize the business and continue with project development over the long term. We believe that our current net assets will fund existing operations until November 1, 2002. We are considering plans to raise funds, either by way of loans, sale of stock or a combination of both. As of the date hereof, we have not identified any long term sources of liquidity, or implemented any plan to raise additional capital. There is no assurance, even if we implemented such plans, that we will be able to sell stock or borrow any money in the future.

The web site is continually being upgraded to offer greater selection and depth. In addition, are e-commerce experts are investigating new ways of increasing site traffic and revenue. This is ongoing, as revenue is steadily increasing and stabilizing. At present, these costs are being paid out of current cash flow, however efforts could be accelerated to achieve better results. A higher investment in well managed inventory and well placed advertising would also bring greater revenue. The company plans to address this need for expansion capital over the next year, but is keeping its priority to reach break-even before it embarks on new spending programs.

Results of Operations

Revenue in the first nine months of operation to March 31, 2002 was $ 804,704 Revenue for the three months ended March 31, 2002 was $ 375,305 compared to $ 347,710 for the three months ending December 31, 2001. This represents a growth of 8 % for the quarter in absolute sales, but when seasonally adjusted to take into account higher December Christmas sales, this represents approximately a 22 % increase in core business volume. There were no sales in the nine months ending March 31, 2001 as the web site was not then operational. The sales growth is a result of the sales web site becoming fully operational, our marketing efforts, and as a result of new sub-distributor relationships developed during the period. The company plans to continue to expand its exposure to the market place and to develop new profitable sources of revenue sales as they present themselves.

The Company has incurred a net loss of $142,017 for the nine months ended March 31, 2002 compared to a loss of $ 27, 325 for the three months ending March 31, 2002 and a loss of $23,152 for the period ended June 30, 2001. The rate of the incurring losses is continuing to slow as sales stabilize, and the company moves towards its goal of break even by the end of its first full year of operation. Projected sales for the first full year of operations are expected to exceed $ 1.1 million USD.

Inflation

Inflation has not been a factor effecting current operations, and is not expected to have any material effect on operations in the near future.

Foreign Operations

The Company rents office and warehouse space in Abbotsford, British Columbia, Canada which will serve as the corporate and administrative offices, as well as warehousing and shipping center. Company server and database are stored at a separate location.

Options

We intend to grant Mr. Gaspar, upon his appointment as our president and effectiveness of this registration statement, an option to acquire up to 2,000,000 shares of our common stock at an exercise price of $0.01 per share. We intend to issue the options pursuant to a Form S-8 registration statement that will be filed with the SEC after this registration statement is declared effective by the SEC. The shares issued to Mr. Gaspar will not have any affect on the market price of our stock, since there is and will not be any market for our stock. If Mr. Gaspar exercises his option and acquires 2,000,000 shares, the total shares outstanding will increase from 14,400,000 to 16,400,000 assuming no other changes. Mr. Gaspar will then own 12.2% of our outstanding shares and your ownership in us will be diluted from 100% to 87.8%. Further, if a trading market develops for our stock and Mr. Gaspar consistently sells his shares into the market, his continued sales could have an adverse affect on the market price of our stock. We believe, however, whether a market is or is not established for our stock, Mr. Gaspar's sales will not have a material adverse affect on our future results of operations, the success or failure of our operations being dependent upon revenues generated from the sale of videos, DVDs and CDs.

MANAGEMENT

Officers and Directors

Our director is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Calvin Kantonen 1492 Frederick Road North Vancouver, B.C. Canada V7K 1J7	51	President, Secretary, Treasurer, Chief Financial Officer and a member of the Board of Directors
Steven Gaspar 33677 Wildwood Drive Abbotsford, B.C. Canada V2S 1S2	50	President, Secretary, Treasurer, Chief Financial Officer and a member of the Board of Directors - designate, upon completion of spin-off

Mr. Kantonen has held his office/position of President since July 1999 and his position of secretary, chief financial officer and a member of the board of directors since August 1989. He will resign all of his positions and be replaced by Mr. Gaspar upon completion of the spin-off. Mr. Gaspar will hold his office/position until the next annual meeting of shareholders.

Background of Officers and Directors

Calvin Kantonen has been our president since July 1999 and our secretary, chief financial officer and a member of the board of directors since August 1989. Since December 10, 1999, Mr. Kantonen was President, chief executive officer, treasurer and director of First American Scientific Corp., our parent company and has been Chief Financial Officer and Chairman of the Board since April 1, 2001. First American Scientific files reports pursuant to section 13 of the Securities Exchange Act of 1934 and is traded on the Bulletin Board operated by the National Association of Securities Dealers under the symbol "FASC." From October 1997 to December 1999, prior to accepting the position of CEO of First American Scientific Corp, Mr Kantonen, a Certified General Accountant, acted as an independent financial consultant to several business clients and held a financial interest in a chain of retail video stores called Movies, Movies, in partnership with Mr. Gaspar. In October 1998, in consultation with Mr. Gaspar, he began designing and developing the VideoMovieHouse.com concept. From January 1991 to September 1997, Mr. Kantonen was employed by VanCity Savings Credit Union as a commercial lender located in Vancouver, British Columbia Canada. Since December 1984, Mr. Kantonen has been a Certified General Accountant and from February 1978 to July 1990, Mr. Kantonen practiced public accounting in Surrey, British Columbia, Canada.

Steven Gaspar will replace Mr. Kantonen as president, secretary, chief financial officer and a member of the board of directors upon Mr. Kantonen resigning those positions. Mr. Kantonen will resign those positions upon the completion of this spin-off.

From March 1996 until September 1997, Mr. Steve Gaspar, was the owner/operator of two retail video stores in Abbotsford, British Columbia, Canada. In October 1997, he joined forces with Mr. Kantonen to form a chain of five stores, called Movies, Movies, located in the Vancouver area. Subsequently, in September 1999, Mr. Gaspar, became our general manager and played an instrumental role in our development and implementation.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation paid to our officers and directors since our inception. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and all other compensation.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
Calvin Kantonen President	2001 2000 1999	- - -	- - -	- - -	- - -	- - -	- - -	- - -
Brian Nichols President (resigned 7/99)	2001 2000 1999	- - -	- - -	- - -	- - -	- - -	- - -	- - -

Brian Nichols resigned as an officer and director in July 1999. David L. Gibson, a former officer and director resigned his positions in 1989.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Future Compensation of Our Officers

For the fiscal year ending June 30, 2002, we intend to pay Mr. Gaspar a salary of $48,000 per annum and issue him options to acquire 2,000,000 shares of common stock at an exercise price of $0.01 per share. The option will be granted pursuant to an option plan and we intend to register the option plan on Form S-8 of the Securities Act of 1933. As of the date hereof, the options have not been granted, the plan has not been prepared, and the plan has not been filed on Form S-8.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money. The directors did not receive any other compensation for serving as members of the board of directors. There are no contractual arrangements with any member of the board of directors.

We do not expect to pay any salaries to our officers until such time as we generate sufficient revenues to do so.

Indemnification

Pursuant to our Articles of Incorporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the province of British Columbia.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

14,400,000 shares of our common stock are currently outstanding after the September 20, 2001 stock split, the December 20, 2001 amendment thereof, and the March 30, 2002 amendment thereof. They are all owned by First American Scientific Corp., our parent. The following table sets forth information concerning shares our common stock projected to be beneficially owned immediately after the distribution date by each of our directors, officers and key employees, individually and as a group, and 5% or more of our total outstanding shares.. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares	Percentage of Ownership After Spin-Off
Calvin Kantonen 1492 Frederick Road North Vancouver, B.C. Canada VV7K 1J7	602,000	4.18%
Steven Gaspar (1) 33677 Wildwood Drive Abbotsford, B.C. Canada V2S 1S2	175,000	1.22%
All Officers and Directors as a Group (2 Persons)	777,000	5.40%

[1] Mr. Gaspar is not an officer or director as of the date of this prospectus. Mr. Gaspar will replace Mr. Kantonen as our sole officer and director upon conclusion of this spin-off.

Future Sales by Existing Stockholders

The 14,400,000 shares of common stock issued in this spin-off will be immediately resalable.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 200,000,000 shares of no par value common stock. The holders of our common stock:

*     have equal ratable rights to dividends from funds legally available if and when as and if declared by our board of directors;
*     are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*     do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*     are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation and the applicable statutes of the province of British Columbia for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs, Suite 240, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

RELATED TRANSACTIONS

In 1989, when we were formed, two shares of common stock were issued to David L Gibson, the attorney who incorporated us. In September 1989, Mr. Gibson then transferred one share to Mr. Kantonen and one share to Mr. Nichols in consideration of $1.00 paid by Mr. Kantonen and $1.00 paid by Mr. Nichols. In April 1999, Mr. Nichols' share was redeemed by us in consideration of CDN$1,750, leaving one share owned by Mr. Kantonen.

Mr. Kantonen, our President, sold the one share to First American Scientific Corp. in August 1999, in consideration of $250,000. At the time of the sale of the share to First American, Mr. Kantonen was not affiliated with First American Scientific Corp.

We approved a 13,243,500-for-1 stock split on September 20, 2001 and amended the stock split to 14,000,000-for-1 on December 20, 2001 and a further amended the stock split to 14,400,000-for-1 on March 30, 2002.

Mr. Gibson is currently the treasurer and a director of First American Scientific Corp. and Mr. Nichols is currently president, chief executive officer and a director of First American Scientific Corp.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the periods from June 30, 2000 through June 30, 2001, included in this prospectus have been audited by Williams & Webster, P.S., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as legal counsel for our company.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our financial statements for the years ended June 30, 2001 and 2000 and the nine months ended March 31, 2002 immediately follow:

ACCOUNTANT'S REVIEW REPORT	F-1
INDEPENDENT AUDITOR'S REPORT	F-2
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-3 F-4 F-5 F-6
NOTES TO THE FINANCIAL STATEMENTS	F-7

To the Board of Directors and Stockholders
VMH Videomoviehouse.com Inc.
Vancouver, British Columbia
CANADA

ACCOUNTANT'S REVIEW REPORT

We have reviewed the accompanying balance sheet of VMH Videomoviehouse.com Inc., as of March 31, 2002 and the related statements of operations, stockholders' equity, and cash flows for the nine months then ended. All information included in these financial statements is the representation of the management of VMH Videomoviehouse.com Inc.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has sustained losses since inception and has minimal revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the year ended June 30, 2001 were audited by us and we expressed an unqualified opinion on it in our report dated September 14, 2001, except for Note 9 for which the date is December 12, 2001. We have not performed any auditing procedures since these dates.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
May 8, 2002

To the Board of Directors and Stockholders
VMH Videomoviehouse.com
Vancouver, British Columbia
CANADA

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of VMH Videomoviehouse.com, a British Columbia corporation, as of June 30, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VMH Videomoviehouse.com as of June 30, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has sustained losses since inception and has minimal revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9 to the financial statements, certain errors concerning the valuation of stock resulting in the understatement of previously reported losses, accumulated deficit, additional paid in capital and common stock as of June 1, 1999 were discovered by management of the Company during the current year. Accordingly, the June 30, 2001 and 2000 financial statements have been restated to correct these errors.

Williams & Webster, P.S.
Certified Public Accounts
Spokane Washington
September 14, 2001, except for Note 9 for which the date is December 12, 2001

VMH VideoMovieHouse.com, Inc. Balance Sheets
	March 31, 2002 (unaudited)	June 30, 2001 (restated)	June 30, 2000 (restated)
ASSETS
CURRENT ASSETS
Cash	$30,495	$7,682	$-
Accounts receivable	42,183	5,098	-
Inventory	73,554	41,178	-
TOTAL CURRENT ASSETS	146,232	53,958	-

PROPERTY AND EQUIPMENT
Property and equipment, net	21,603	677	-
TOTAL PROPERTY AND EQUIPMENT	21,603	677	-
OTHER ASSETS
Technology, net of amortization	187,500	250,000	250,000
Website, net of amortization	94,519	126,121	71,659
Deposits	10,000	10,000	-
TOTAL OTHER ASSETS	292,019	386,121	321,659

TOTAL ASSETS	$459,854	$440,756	$321,659
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$85,796	$637	$-
Accounts payable - related parties	60,693	6,737	-
TOTAL CURRENT LIABILITIES	146,489	7,374	-

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDER'S EQUITY
Common stock, no par, 200,000,000 shares
authorized, 14,400,000 shares issued and outstanding	516,997	494,997	360,122
Accumulated deficit	(203,632)	(61,615)	(38,463)
TOTAL STOCKHOLDER'S EQUITY	313,365	433,382	321,659
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$459,854	$440,756	$321,659

See accountant's reports and accompanying notes.

VMH VideoMovieHouse.com, Inc. Statements of Operations
	Nine Months Ended March 31, 2002 (unaudited)	Year Ended June 30, 2001 (restated)		Year Ended June 30, 2000 (restated)

REVENUES	$804,704		$7,122		$-
COST OF GOODS SOLD	510,354		2,900		-

GROSS PROFIT	294,350		4,222		-

E X P E N S E S
Consulting	-		5,280		35,200
Sales expense	82,412		-		-
General and administrative	104,181		14,645		1,587
Amortization and depreciation	94,802		-		-
Professional fees	19,795		-		-
Wages	135,177		7,449		-
TOTAL EXPENSES	436,367		27,374		36,787

LOSS FROM OPERATIONS	(142,017)		(23,152)		(36,787)

OTHER INCOME:
Miscellaneous	-		-		-
TOTAL OTHER INCOME	-		-		-

LOSS BEFORE INCOME TAXES	(142,017)		(23,152)		(36,787)

INCOME TAXES	-		-		-

NET LOSS	$(142,017)		$(23,152)		$(36,787)

Basic and diluted net loss per common share	$(0.01)	$	Nil	$	Nil

Weighted average number of basic and diluted
common stock shares outstanding	14,400,000		14,400,000		14,400,000

See accountant's reports and accompanying notes.

VMH VideoMovieHouse.com, Inc. Statement of Stockholder's Equity
	Common Stock		Accumulated Deficit	Total Stockholder's Equity
	Shares	Amount
Balance, July 1, 1999 (restated)	14,400,000	$2,676	$(1,676)	$1,000

Purchased technology recorded as
contributed capital		250,000		250,000

Payment of liabilities recorded as contributed
capital	-	107,446	-	107,446

Net loss for year ended June 30, 2000	-	-	(36,787)	(36,787)

Balance, June 30, 2000 (restated)	14,400,000	360,122	(38,463)	321,659

Payment of liabilities recorded as contributed
capital	-	134,875	-	134,875

Net loss for year ended June 30, 2001	-	-	(23,152)	(23,152)

Balance, June 30, 2001 (restated)	14,400,000	494,997	(61,615)	433,382

Payment of liabilities recorded as contributed
capital	-	22,000	-	22,000

Net loss for the nine months ended
March 31, 2002	-	-	(142,017)	(142,017)

Balance, March 31, 2002 (unaudited)	14,400,000	$516,997	$(203,632)	$313,365

See accountant's reports and accompanying notes.

VMH VideoMovieHouse.com, Inc. Statements of Cash Flow
	Nine Months Ended March 31, 2002 (unaudited)	Year Ended June 30, 2001 (restated)	Year Ended June 30, 2000 (restated)
CASH FLOWS PROVIDED (USED) IN
OPERATING ACTIVITIES
Net loss	$(142,017)	$(23,151)	$(36,787)
Adjustments to reconcile net loss to net cash
used by operations:
Amortization and depreciation	94,802	-	-
Increase in accounts receivable	(37,085)	(5,098)	-
Increase in inventory	(32,376)	-	-
Increase in accounts payable - related parties	53,862	6,737	-
Increase in accounts payable	85,159	637	-
Net cash (used) in operating activities	22,345	(20,875)	(36,787)

CASH FLOWS PROVIDED (USED)
IN INVESTING ACTIVITIES
Purchase of equipment	(21,626)	-	-
Net cash (used) by investing activities	(21,626)	-	-
CASH FLOWS PROVIDED (USED)
IN FINANCING ACTIVITIES
Cash provided by parent	22,094	28,557	36,787
Net cash provided by financing activities	22,094	28,557	36,787

NET INCREASE (DECREASE) IN CASH	22,813	7,682	-

CASH - Beginning of period	7,682	-	-

CASH - End of period	$30,495	$7,682	$-
SUPPLEMENTAL CASHFLOW DISCLOSURES
Interest	$-	$-	$-
Income Taxes	$-	$-	$-
NON CASH TRANSACTIONS
Inventory purchased with parent stock	$-	$41,178	$-
Website development paid with parent stock	$-	$54,462	$71,659

See accountant's reports and accompanying notes.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

VMH Videomoviehouse.com, Inc., (formerly Flamingos Beach Resort Inc.) was incorporated in the Province of British Columbia on March 7, 1989.

VMH Videomoviehouse.com, Inc. has developed an internet sales site designed to sell videos, CDs, DVDs and books, and as technology advancements permit, to become a virtual video rental store.

In September 1999, the Company entered into an agreement with First American Scientific Corp. a Nevada corporation whereby the Company's sole shareholder sold 100% of the common shares of VMH in return for a cash consideration of $250,000. (See Note 5). VMH possesses domain names, a web page, and technology for the sale of videos, DVD's, and CD's through the internet.

The Company's year-end is June 30th.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of VMH Videomoviehouse.com, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Going Concern
he accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of operations.

As shown in the accompanying financial statements, the Company has incurred an accumulated deficit of $203,632 through March 31, 2002 and has minimal revenues. Although the Company recorded $804,704 in sales during the nine months ended March 31, 2002, it still increased its loss from operations by $142,017. The Company is in the early stage of growth and development and needs additional capital to continue operations. If the Company cannot raise additional capital operations may have to br suspended. These factors raise substantial doubt about the Company's ability to continue as a going conren.

Management plans to undertake a comprehensive review of its ongoing business to substantially increase sales through current channels and develop new sales opportunities.

Management has established plans designed to increase the sales of the Company's products by advertising its products in newspapers, radio and television commercials and via e-mail in the British Columbia area and has established inbound links that connect directly to its website from Yahoo Warehouse, Amazon.com and Half.com.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management intends to seek new capital from new equity securities offerings that will, if successful, provide funds needed to increase liquidity, fund internal growth and fully implement its business plan. However, there is no assurance that the Company will raise the required capital. If the Company is unable to raise the required capital, then it will assess its future business viability.

Accounting Method
The Company uses the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Loss Per Share
In June 1999, the Company adopted Statement of Financial Accounting Standards Statement (SFAS) No. 128, Earnings Per Share. Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share as there are no common stock equivalents.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is effective for the Company as of January 1, 2001. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

At March 31, 2002 the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
The carrying amounts for cash, accounts receivable, accounts payable, and accrued liabilities approximate their fair value.

Concentration of Risk
The Company maintains its cash accounts in primarily one commercial bank in Vancouver, British Columbia, Canada. The Company's cash account, which is not insured, is a business checking account in United States dollars.

Foreign Currency Translation
Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the period-end exchange rates, and revenue and expenses are translated at the average exchange rates during the period. Exchange differences arising on translation are disclosed as a separate component of shareholders' equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At March 31, 2002, the Company had net deferred tax assets of approximately $50,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at March 31, 2002.

At March 31, 2002, the Company has net operating loss carryforwards of approximately $202,000 which begin to expire in the year 2020.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Compensated Absences
Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. The Company's policy is to recognize the costs of compensated absences when actually paid to employees, however, the Company has no employees and utilizes consultants only at this time.

Inventory
Inventories, consisting of products available for sale, are recorded using the specific-identification method and valued at the lower of cost or market value. Inventory at March 31, 2002 and June 30, 2001 consists of videos for resale valued at $73,554 and $41,178, respectively.

Impaired Asset Policy
In March 1995, the Financial Accounting Standards Board issued statement SFAS No. 121 dealing with accounting for impairment of long-lived and intangible assets which has been replaced by SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which was issued in October 2001. In complying with these standards, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts.

The Company's projected revenues for the next five years are expected to grow at rates varying from 100% in the near term, decreasing to 25% by 2005. The Company expects to achieve profitability in 2003. The Company's intangible assets include a web-site and technology and has been evaluated based upon the projections of the Company during its initial growth period.

The Company does not believe any adjustments are needed to the carrying value of its assets at March 31, 2002.

Web Site Development
Effective January 1, 2000 the Company adopted SOP 98-1 as amplified by EITF 00-2, "Accounting for Web Site Development costs." In accordance with this early adoption, the Company has capitalized $126,121 in web site development costs. Beginning July 1, 2001 these capitalized costs will be amortized over three years.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 130 is effective for periods beginning after December 15, 1997. The Company adopted this accounting standard, and its adoption had no effect on the Company's financial statements and disclosures.

Accounting Pronouncements
In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. Statement 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS 144 and does not believe that the adoption will have a material impact on the financial statements of the Company at December 31, 2001.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 provides for the elimination of the pooling-of-interest method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. On September 1, 2001, the Company adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 is expected to result in no change to net income or loss in fiscal 2002, because the Company does not have any intangible assets with indefinite lives at March 31, 2002. The Company is currently evaluating the impact of the transitional provisions of the statement.

NOTE 3 - PROPERTY AND EQUIPMENT

Equipment is stated at a cost of $22,437. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of equipment for purposes of computing depreciation is three to seven years. Depreciation expense at March 31, 2002 was $800.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 3 - PROPERTY AND EQUIPMENT (continued)

The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 4 - INTANGIBLES

Technology and web site are stated at cost. Amortization is provided using the straight-line method over the estimated useful lives of the assets, which is three years. Amortization expense at March 31, 2002 was $20,833 for technology and $10,500 for the website.

The following is a summary of technology and website.

	March 31, 2002	June 30, 2001
Website	$126,021	$126,021
Less amortization	(31,502)	-
Technology assets	250,000	250,000
Less amortization	(62,500)	-
	$282,019	$376,021

NOTE 5 - COMMON STOCK

The Company has 200,000,000 no par shares of common stock authorized.

In September 1999, the Company's sole shareholder sold his one share of common stock to First American Scientific Corp. for $250,000 cash. See Note 1.

Upon acquisition by First American Scientific Corp. (FASC) the Company had one share of stock outstanding. Although FASC has continued to pay expenses through contributions of capital no additional shares have been issued. The Company expects to forward split its share to allow for its subsequent distribution to FASC shareholders. On September 20, 2001 the Company's Board of Directors approved a forward split of 13,243,500 to one. Per-share amount in the accompanying financial statements have been adjusted for the split. This was subsequently modified to be 14,400,000 to equal the shares necessary to distribute to FASC shareholders.

VMH Videomoviehouse.com, Inc.
Notes to the Financial Statements
March 31, 2002

NOTE 5 - COMMON STOCK (continued)

On June 11, 2001 the Board of Directors recommended and approved a motion that VMH Videomoviehouse.com, Inc. spin-off into its own separate fully reporting OTC Company. First American Scientific Corp. is taking steps to divest itself of VMH Videomoviehouse.com, Inc.

NOTE 6 - REVENUE AND COST RECOGNITION

The Company recognizes revenue for product sales when the products are shipped and title passes to customers. All internet sales are paid via credit card and are considered immediately collectible.

Cost of sales consists of the purchase price of products sold, inbound and outbound shipping charges and packaging supplies.

The Company has a sub distributor relationship with Amazon.com, Half.com and Yahoo Warehouse. When the Company acts as the sub distributor it records accounts receivable for funds to be transferred to VMH's bank account. The transfer of funds takes four to fourteen days.

NOTE 7- RELATED PARTIES

First American Scientific Corp, the Company's sole shareholder, paid liabilities for the Company which have been recorded as contributed capital.

Two of the Company's officers have loaned the Company $73,959 to be repaid during the year ended June 30, 2002.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

The Company has a three-year lease agreement, which began on August 1, 2000, for office and warehouse space. The rent for this space is $650 per month. Rent expense for the nine months ended March 31, 2002 and the year ended June 30, 2001 was $5,850 and $7,700, respective

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article 19 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Section 128 of the British Columbia Company Act.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expenses	$111.00 6,500.00 5,000.00 25,000.00 5,000.00 3,000.00 5,389.00
TOTAL	$50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
David L. Gibson 505 5th Avenue Courtenay, B.C. Canada V9N 1K2	1990	2	$ 1.00

We issued the foregoing shares of common stock to Mr. Gibson pursuant to a private placement.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K.

Exhibit No.	Document Description
3.1* 3.2* 3.3* 3.4* 3.5* 3.6* 3.7* 3.8* 3.9* 4.1* 5.2* 8.1* 10.1* 10.2* 15.3 23.6* 23.10 23.11 99.1*

Articles of Incorporation.
Amended Articles of Incorporation.
Amended Articles of Incorporation.
Special Resolution.
Board Resolution authorizing split on 9/20/01.
Board Resolution authorizing amended split on 12/20/01.
Board Resolution authorizing spin-off.
Memorandum of Articles authorizing 20,000,000 shares of common stock.
Board resolution authorizing amended split at 3/30/02.
Specimen Stock Certificate.
Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
Tax Opinion of Conrad C. Lysiak.
Agreement with Amazon.com.
Agreement with Half.com.
Letter Re: Unaudited Interim Financial Statement Information
Consent of Steven Gaspar.
Consent of Williams & Webster, P.S., Certified Public Accountants.
Consent of Conrad C. Lysiak, Esq.
Form F-X.

* Previously filed.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. File, during any period in which is offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law of high end of the estimated maximum offering range may be reflect in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of the Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Vancouver, British Columbia, on this 30th day of July, 2002.

VMH VIDEOMOVIEHOUSE.COM INC.
BY:	/s/ Calvin Kantonen Calvin Kantonen, President, Principal Executive Officer, Treasurer, Principal Accounting Officer, Principal Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Calvin Kantonen, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Calvin Kantonen Calvin Kantonen	President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, Secretary, and a member of the Board of Directors	7/30/02